        Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Cheryl Wadsworth
mediarelations@cimpress.com

Cimpress Reports Third Quarter Fiscal Year 2015 Financial Results

•	Revenue grew 19 percent year over year to $339.9 million

•	Revenue grew 11 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

•	GAAP net income per diluted share increased to $0.25, compared with $0.04 in the same quarter last year

•	Non-GAAP adjusted net income per diluted share increased 200 percent year over year to $0.72

Venlo, the Netherlands, April 29, 2015 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the three month period ended March 31, 2015, the third quarter of its 2015 fiscal year.

“Our Vistaprint brand continues to show positive customer loyalty momentum in the wake of significant and on-going improvements to its customer value proposition,” said Robert Keane, president and chief executive officer. “This includes continued reductions to traditional Vistaprint practices such as aggressive cross-selling, which create on-going revenue headwinds in all Vistaprint geographic markets. However, Vistaprint’s net growth rate continues to improve in geographies where the value proposition improvements are most advanced because the force of long-term loyalty tailwinds is overcoming that of the revenue headwinds.”

Keane added, “We also continue to invest heavily in our vision to build a common mass customization platform that we bring to market via multiple, focused brands; in new product development; and in building foundational capabilities in potentially large and valuable geographic markets such as India, Japan and Brazil.

“As we pass the anniversary of the Pixartprinting and Printdeal acquisitions, we have been pleased with their sustained revenue and bottom-line performance,” Keane continued. “Subsequent to the end of the quarter we closed the acquisitions of Exagroup and Druck.at, which together represent an initial investment of over €110 million. As we integrate these firms into Cimpress over the coming years, we expect them to bring strong operational capabilities that we will incorporate into our mass customization platform and focused brands that will operate as part of our growing portfolio of brands.”

Ernst Teunissen, executive vice president and chief financial officer, added, “This quarter, we completed a Senior Notes debt offering which we believe adds to our ability to deploy capital to the type of investments described above. Turning to our third quarter results, revenue was in line with expectations, and our non-GAAP net income was moderately ahead of expectations. Our third quarter GAAP net income was significantly higher than expected due to below-the-line currency movements caused by a material change in the value of the Swiss Franc relative to the U.S. Dollar following January 28, 2015, the date we last issued guidance. This impact is non-cash and non-operational, and is excluded from our non-GAAP results.”

Consolidated Financial Metrics:

•
Revenue for the third quarter of fiscal year 2015 was $339.9 million, a 19 percent increase compared to revenue of $286.2 million reported in the same quarter a year ago. The year-over-year strengthening of the U.S. Dollar has negatively impacted the U.S. Dollar value of our revenues generated from countries other than the United States. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, total revenue grew 11 percent year over year in the third quarter, in line with our expectations.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the third quarter was 63.1 percent, down from 64.7 percent in the same quarter a year ago. The year-over-year reduction in gross margin was primarily due to the mix effect of our acquisitions of Printdeal and Pixartprinting, which have lower gross margins than our Vistaprint-branded business. Excluding the businesses we acquired during the past twelve months, our gross margin increased moderately year over year driven by efficiency gains and currency fluctuations.

•
Operating income in the third quarter was $4.3 million, or 1.3 percent of revenue, a decrease in both absolute dollars and as a percent of revenue compared to $5.2 million, or 1.8 percent of revenue, in the same quarter a year ago. This operating margin compression was largely driven by a $7.5 million impact of acquisition-related earn-outs.

•
GAAP net income for the third quarter was $8.6 million, or 2.5 percent of revenue, compared to $1.4 million, or 0.5 percent of revenue in the same quarter a year ago. The impact of acquisition-related earn-outs was offset by below-the-line currency movements that created significant gains in the current period.

•	GAAP net income per diluted share for the third quarter was $0.25, versus $0.04 in the same quarter a year ago.

•
Non-GAAP adjusted net income for the third quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with our operational structure, the impact of acquisition-related earn-outs and related currency gains, unrealized currency gains and losses on derivative instruments and intercompany financing arrangements included in net income, share-based compensation expense, and the related income tax effect of these items, was $25.1 million, or 7.4 percent of revenue, representing a 203 percent increase compared to $8.3 million, or 2.9 percent of revenue, in the same quarter a year ago.

•	Non-GAAP adjusted net income per diluted share for the third quarter, as defined above, was $0.72, versus $0.24 in the same quarter a year ago.

•	Capital expenditures in the third quarter were $15.2 million, or 4.5 percent of revenue.

•
During the third quarter, the company generated $1.6 million of cash from operations and a loss of $17.5 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value. This negative free cash flow for the quarter was primarily due to the seasonality of accruals in our second quarter that pay out in the third quarter.

•
As of March 31, 2015, the company had $134.2 million in cash and cash equivalents and $430.5 million of debt. After considering debt covenant limitations, as of March 31, 2015 the company had $609.7 million available for borrowing under its committed credit facility.

Operating metrics are provided as a table-based supplement to this press release. The acquisitions of Printdeal, Pixartprinting, and FotoKnudsen and the investment in Printi are not yet incorporated into our customer metrics.

Fiscal 2015 Outlook as of April 29, 2015:
Ernst Teunissen noted, “Our outlook for fiscal year 2015 constant currency revenue growth excluding fourth quarter acquisitions remains consistent with our expectations set throughout the year. We are making some adjustments to our revenue outlook for currency, which has a negative impact on this year, and to include the acquisitions of Exagroup and Druck.at. Our GAAP and non-GAAP EPS ranges have been adjusted upward for underlying operational improvements, and our new GAAP EPS range reflects further non-cash and non-operational currency benefits since last quarter.”

Financial Guidance as of April 29, 2015:
The following guidance incorporates completed acquisitions and share repurchases, and outstanding debt obligations, as of April 29, 2015. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2015 Revenue

•
The company expects revenue of approximately $1,460 million to $1,480 million, or 15 percent to 17 percent growth year over year in reported terms and 21 percent to 22 percent growth on a constant-currency basis. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

•	The drivers of this revenue guidance relative to the guidance we gave on January 28, 2015 are:

◦	The addition of recent acquisitions Exagroup and Druck.at, which we expect will deliver about $30 million in revenue during the fourth quarter.

◦	A negative impact of about $20 million at the high end of the prior range due to recent weakening of currencies against the US dollar, particularly European currencies.

Fiscal Year 2015 GAAP Net Income Per Diluted Share

•	The company expects GAAP net income per diluted share of approximately $2.72 to $2.92, which assumes 33.6 million weighted average diluted shares outstanding.

•
Based on a recent 30-day currency exchange rate for relevant currencies, we estimate that realized net gains on currency forward contracts as well as natural hedges will largely offset the currency impact to revenue in our full-year net income results.

•
However, we are increasing our GAAP EPS guidance range versus the guidance we last gave on January 28, 2015 in large part due to Swiss Franc movements previously described, which have a non-cash, non-operational impact on a US dollar denominated intercompany loan. If the USD to CHF exchange rates remain the same as a recent 30-day average, we expect a small fourth quarter loss, and a full year gain on the intercompany loans we have recorded in our GAAP net income. This projected full year gain is excluded from our non-GAAP EPS expectation below.

•	Our fiscal 2015 GAAP EPS guidance range reflects improved underlying operational performance in our business.

•
The GAAP EPS guidance also reflects the addition of our fourth quarter acquisitions of Exagroup and Druck.at. We expect approximately $2.5 million of dilution to GAAP net income ($0.07 per diluted share), inclusive of transaction fees of $0.7 million already incurred in the third quarter of 2015.

Fiscal Year 2015 Non-GAAP Adjusted Net Income Per Diluted Share

•	The company expects non-GAAP adjusted net income per diluted share of approximately $4.00 to $4.20, which excludes our expectations for the following items inclusive of their tax effects:

◦	Acquisition-related amortization of intangible assets of approximately $23.7 million or approximately $0.70 per diluted share.

◦	Share-based compensation expense of approximately $22.5 million or approximately $0.66 per diluted share.

◦	The impact of acquisition-related earn-outs of approximately $14.9 million or approximately $0.44 per diluted share.

◦	Currency (gains) related to the acquisition-related earn-outs of approximately $(2.3) million or approximately $(0.07) per diluted share.

◦	Tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million, or $0.06 per diluted share.

◦
A non-cash, non-operational currency (gain) on U.S. Dollar denominated intercompany loans of $(11.4) million, or $(0.34) per diluted share, based on a recent 30-day currency exchange rate for relevant currencies.

◦	Changes in unrealized (gains) on currency forward contracts of $(5.3) million, or $(0.16) per diluted share, based on a recent 30-day currency exchange rate for relevant currencies.

•	This guidance assumes a non-GAAP weighted average diluted share count of approximately 34.0 million shares.

•	The acquisitions of Exagroup and Druck.at are expected to be neutral to our fiscal year 2015 non-GAAP EPS.

Fiscal Year 2015 Depreciation and Amortization and Capital Expenditures

•
The company expects depreciation and amortization expense to be approximately $95 million to $100 million. This includes the amortization of acquisition-related intangible assets described above in our non-GAAP earnings per share expectations, as well as our expectations for capitalized software development costs.

•
The company expects to make capital expenditures of approximately $80 million to $90 million. The majority of planned capital investments are designed to support the planned long-term growth of the business. This fiscal year, we expect to invest about $20 million to build a new manufacturing facility in Japan as part of our joint venture there and about $20 million in the expansion of our product lines and other new manufacturing capabilities.

The above guidance incorporates estimates for the impact of the fourth quarter acquisitions of Exagroup and Druck.at. These estimates are preliminary and subject to change based on the completion of purchase accounting during the fourth quarter ending June 30, 2015. The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

Cimpress has posted an end-of-quarter presentation with accompanying prepared remarks at ir.cimpress.com. On Thursday, April 30, 2015 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via web cast at ir.cimpress.com and via dial-in at +1 (866) 953-6857, access code 33138716. A replay of the Q&A session will be available on the company’s Web site following the call on April 30, 2015.

Important Reminder of Cimpress’ Three Priorities
We ask investors and potential investors in Cimpress to understand the three upper-most priorities by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid- term cash flow, EBITDA, EPS, and non-GAAP EPS.

Our three priorities are:

•	Leadership: being the world leader in mass customization.

•	Long-termism: multi-decade, mutual success for the benefit of the following stakeholders: customers, team members, society and long-term investors.

•	Intrinsic value per share: the free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in fiscal 2014 and 2015. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense, amortization of acquisition-related intangibles, tax charges related to the alignment of acquisition-related intellectual property with global operations, changes in unrealized gains and losses on derivative instruments, non-cash currency gains and losses on intercompany financing arrangements, the charge for the disposal of our minority investment in China, the impact of acquisition-related earn-outs and related currency impact, and the related income tax effect of these items. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue in the prior year periods. Constant-currency revenue growth excluding revenue from acquisitions made in fiscal 2014 and 2015 excludes the impact of currency as defined above and revenue from Printdeal, Pixartprinting, FotoKnudsen, Printi, and in future quarters Exagroup and Druck.at.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Cimpress’ management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress’ historical performance and our competitors’ operating results.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone.  Cimpress’ portfolio of brands includes Vistaprint, Albelli, Drukwerkdeal, Exaprint, Pixartprinting and others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 80 million unique products a year via its network of computer integrated manufacturing facilities. To learn more, visit www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business and our recent acquisitions, the results of our investments in our business and our acquisitions, and our financial outlook and guidance set forth under the headings “Fiscal 2015 Outlook as of April 29, 2015” and “Financial Guidance as of April 29, 2015.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make; the failure of our strategy, investments, and efforts to reposition the Vistaprint brand to have the effects that we expect; our failure to promote and strengthen our brands; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness in some of our markets; our failure to manage the growth and complexity of our business and expand our operations; costs and disruptions caused by acquisitions and strategic investments; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of marketing services and products to shop online; the failure of our current and new marketing channels to attract customers; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies and intercompany transactions; unanticipated changes in our markets, customers, or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the covenants in our revolving credit facility and Senior Notes or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended December 31, 2014 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(Unaudited in thousands, except share and per share data)

	March 31, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$134,212	$62,508
Marketable securities	7,987	13,857
Accounts receivable, net of allowances of $286 and $212, respectively	22,028	23,515
Inventory	13,334	12,138
Prepaid expenses and other current assets	44,587	45,923
Total current assets	222,148	157,941
Property, plant and equipment, net	391,761	352,221
Software and web site development costs, net	18,645	14,016
Deferred tax assets	12,646	8,762
Goodwill	283,567	317,187
Intangible assets, net	80,488	110,214
Other assets	31,861	28,644
Total assets	$1,041,116	$988,985
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$46,321	$52,770
Accrued expenses	142,526	121,177
Deferred revenue	25,229	26,913
Deferred tax liabilities	830	2,178
Short-term debt	11,884	37,575
Other current liabilities	7,851	888
Total current liabilities	234,641	241,501
Deferred tax liabilities	24,462	30,846
Lease financing obligation	70,587	18,117
Long-term debt	418,594	410,484
Other liabilities	44,207	44,420
Total liabilities	792,491	745,368

Redeemable noncontrolling interests	12,698	11,160
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 32,790,444 and 32,329,244 shares outstanding, respectively	615	615
Treasury shares, at cost, 11,290,183 and 11,751,383 shares, respectively	(408,220)	(423,101)
Additional paid-in capital	320,270	309,990
Retained earnings	438,754	342,840
Accumulated other comprehensive (loss) income	(116,475)	2,113
Total shareholders’ equity attributable to Cimpress N.V.	234,944	232,457
Noncontrolling interest	983	—
Total shareholders' equity	235,927	232,457
Total liabilities, noncontrolling interests and shareholders’ equity	$1,041,116	$988,985

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Revenue	$339,901	$286,185	$1,113,738	$932,081
Cost of revenue (1)	125,540	100,903	412,381	317,482
Technology and development expense (1)	48,311	42,434	138,841	127,555
Marketing and selling expense (1)	120,795	109,118	371,680	335,679
General and administrative expense (1)	40,914	28,491	109,748	85,195
Income from operations	4,341	5,239	81,088	66,170
Other income (expense), net	8,291	(116)	30,282	(8,151)
Interest expense, net	(3,131)	(1,725)	(9,508)	(4,868)
Income before income taxes and loss in equity interests	9,501	3,398	101,862	53,151
Income tax provision	1,576	999	7,658	7,819
Loss in equity interests	—	1,058	—	2,704
Net income	7,925	1,341	94,204	42,628
Add: Net loss attributable to noncontrolling interests	686	34	1,710	34
Net income attributable to Cimpress N.V.	$8,611	$1,375	$95,914	$42,662
Basic net income per share attributable to Cimpress N.V.	$0.26	$0.04	$2.95	$1.30
Diluted net income per share attributable to Cimpress N.V.	$0.25	$0.04	$2.85	$1.24
Weighted average shares outstanding — basic	32,694,354	33,249,419	32,537,940	32,921,016
Weighted average shares outstanding — diluted	34,180,563	34,356,990	33,637,567	34,425,288
____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Cost of revenue	$17	$55	$62	$193
Technology and development expense	1,032	1,022	2,961	5,900
Marketing and selling expense	465	876	1,437	4,153
General and administrative expense	5,124	3,639	14,304	11,604

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Operating activities
Net income	$7,925	$1,341	$94,204	$42,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,402	16,881	69,756	49,346
Share-based compensation expense	6,638	5,592	18,764	21,850
Excess tax benefits derived from share-based compensation awards	(1,344)	(3,480)	(2,686)	(5,467)
Deferred taxes	(424)	(3,360)	(8,666)	(10,954)
Loss in equity interests	—	1,058	—	2,704
Unrealized (gain) loss on derivative instruments included in net income	(3,953)	(1,046)	(7,435)	2,655
Change in fair value of contingent consideration	7,512	—	14,890	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	2,665	(1,885)	(15,932)	983
Other non-cash items	1,354	406	3,126	729
Changes in operating assets and liabilities excluding the effect of business acquisitions:
Accounts receivable	6,086	3,707	(855)	2,293
Inventory	1,055	915	(2,201)	352
Prepaid expenses and other assets	3,326	3,648	18,064	(9,217)
Accounts payable	(26,660)	3,228	(5,049)	7,979
Accrued expenses and other liabilities	(25,012)	(23,863)	16,434	(7,835)
Net cash provided by operating activities	1,570	3,142	192,414	98,046
Investing activities
Purchases of property, plant and equipment	(15,153)	(11,830)	(50,105)	(53,999)
Proceeds from sale of assets	—	—	—	137
Business acquisitions, net of cash acquired	—	—	(22,997)	—
Purchases of intangible assets	(56)	(83)	(201)	(202)
Purchase of available-for-sale securities	—	(4,629)	—	(4,629)
Capitalization of software and website development costs	(5,068)	(2,920)	(12,517)	(7,339)
Investment in equity interests	—	—	—	(4,994)
Net cash used in investing activities	(20,277)	(19,462)	(85,820)	(71,026)
Financing activities
Proceeds from borrowings of debt	79,000	42,000	218,500	109,000
Proceeds from issuance of senior notes	275,000	—	275,000	—
Payments of debt	(270,500)	(44,546)	(512,251)	(145,796)
Payments of debt issuance costs	(4,858)	(1,000)	(6,373)	(1,354)
Payment of contingent consideration included in acquisition-date fair value	(7,021)	—	(7,021)	—
Payments of withholding taxes in connection with share awards	(1,533)	(4,459)	(4,297)	(8,400)
Payments of capital lease obligations	(1,473)	—	(4,315)	—
Excess tax benefits derived from share-based compensation awards	1,344	3,480	2,686	5,467
Proceeds from issuance of ordinary shares	6,185	111	10,967	4,274
Capital contribution from noncontrolling interest	4,160	4,821	4,160	4,821
Issuance of dividend to noncontrolling interest	(26)	—	(118)	—
Net cash provided by (used in) financing activities	80,278	407	(23,062)	(31,988)
Effect of exchange rate changes on cash and cash equivalents	(5,240)	148	(11,828)	1,448
Net increase (decrease) in cash and cash equivalents	56,331	(15,765)	71,704	(3,520)
Cash and cash equivalents at beginning of period	77,881	62,310	62,508	50,065
Cash and cash equivalents at end of period	$134,212	$46,545	$134,212	$46,545

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Non-GAAP adjusted net income reconciliation:
Net income attributable to Cimpress N.V.	$8,611	$1,375	$95,914	$42,662

Add back inclusive of tax effect:
Share-based compensation expense	6,006	5,773	17,172	22,411
Amortization of acquisition-related intangible assets	4,650	2,228	16,564	6,677
Tax cost of transfer of intellectual property	274	312	2,055	1,843
Change in fair value of contingent consideration	7,512	—	14,890	—
Currency (gain) loss on contingent consideration liability*	(1,183)	—	(2,278)	—
Changes in unrealized (gain) loss on derivative instruments included in net income	(3,953)	(1,131)	(7,435)	2,570
Non-cash currency (gain) loss on intercompany loans	3,178	(283)	(12,013)	880
Non-GAAP adjusted net income	$25,095	$8,274	$124,869	$77,043

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share attributable to Cimpress N.V.	$0.25	$0.04	$2.85	$1.24

Add back inclusive of tax effect:
Share-based compensation expense	0.17	0.17	0.50	0.64
Amortization of acquisition-related intangible assets	0.13	0.06	0.48	0.19
Tax cost of transfer of intellectual property	0.01	0.01	0.06	0.04
Change in fair value of contingent consideration	0.22	—	0.43	—
Currency (gain) loss on contingent consideration liability*	(0.04)	—	(0.07)	—
Changes in unrealized (gain) loss on derivative instruments included in net income	(0.11)	(0.03)	(0.23)	0.07
Non-cash currency (gain) loss on intercompany loans	0.09	(0.01)	(0.36)	0.02
Non-GAAP adjusted net income per diluted share	$0.72	$0.24	$3.66	$2.20

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding - diluted	34,180,563	34,356,990	33,637,567	34,425,288
Add:
Additional shares due to unamortized share-based compensation	460,922	500,289	471,785	566,045
Non-GAAP adjusted weighted average shares outstanding - diluted	34,641,485	34,857,279	34,109,352	34,991,333

*Our non-GAAP results for the three and nine months ended March 31, 2015 have been recast to exclude the currency (gain)/loss on our contingent consideration liability.

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Free cash flow reconciliation:
Net cash provided by operating activities	$1,570	$3,142	$192,414	$98,046
Purchases of property, plant and equipment	(15,153)	(11,830)	(50,105)	(53,999)
Purchases of intangible assets not related to acquisitions	(56)	(83)	(201)	(202)
Capitalization of software and website development costs	(5,068)	(2,920)	(12,517)	(7,339)
Payment of contingent consideration in excess of acquisition-date fair value	1,249	—	1,249	—
Free cash flow	$(17,458)	$(11,691)	$130,840	$36,506

	GAAP Revenue						Constant - currency excluding acquisitions
	Three Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions
	2015	2014	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Revenue Growth
Revenue growth reconciliation by region:
North America	$189,761	$166,118	14%	1%	15%	—%	15%
Europe	133,241	104,177	28%	16%	44%	(39)%	5%
Other	16,899	15,890	6%	15%	21%	(7)%	14%
Total revenue	$339,901	$286,185	19%	7%	26%	(15)%	11%

	GAAP Revenue						Constant- Currency revenue growth
	Nine Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions
	2015	2014	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Excluding acquisitions
Revenue growth reconciliation by region:
North America	$574,000	$520,339	10%	1%	11%	—%	11%
Europe	480,209	359,912	33%	8%	41%	(38)%	3%
Other	59,529	51,830	15%	9%	24%	(11)%	13%
Total revenue	$1,113,738	$932,081	19%	4%	23%	(15)%	8%

	GAAP Revenue						Constant- Currency revenue growth
	Three Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions
	2015	2014	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint Business Unit	$280,577	$267,706	5%	6%	11%	—%	11%
All Other Business Units	59,324	18,479	221%	16%	237%	(227)%	10%
Total revenue	$339,901	$286,185	19%	7%	26%	(15)%	11%

	GAAP Revenue						Constant- Currency revenue growth
	Nine Months Ended March 31,			Currency Impact:	Constant- Currency	Impact of Acquisitions
	2015	2014	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint Business Unit	$908,521	$868,351	5%	3%	8%	—%	8%
All Other Business Units	205,217	63,730	222%	7%	229%	(223)%	6%
Total revenue	$1,113,738	$932,081	19%	4%	23%	(15)%	8%
Impact of acquisitions considers acquisitions and joint ventures from fiscal 2014 and fiscal 2015.

	CIMPRESS N.V.
	Supplemental Financial Information and Operating Metrics
		Q3 FY2014	Q4 FY2014	FY2014	Q1 FY2015	Q2 FY2015	Q3 FY2015	YTD FY2015

[1]	New Customer Orders (millions) - excludes acquisitions made since Q4 FY 2014	2.4	2.2	9.7	2.1	2.7	2.2	7.1
	y/y growth	(8)%	—%	(8)%	(5)%	(7)%	(8)%	(6)%

[2]	Total Order Volume (millions) - excludes acquisitions made since Q4 2014	7.3	7.0	30.5	6.8	8.8	7.2	22.8
	y/y growth	(6)%	(1)%	(4)%	(4)%	(3)%	(1)%	(3)%

[3]	Average Order Value - excludes acquisitions made since Q4 2014 ($USD)	$40.14	$42.50	$40.74	$43.32	$43.55	$42.08	$43.02
	y/y growth	7%	9%	10%	10%	6%	5%	7%

[4]	TTM Unique Active Customer Count - excludes acquisitions made since Q4 2014 (millions)	16.8	16.7		16.7	16.6	16.7
	y/y growth	(1)%	(2)%		(2)%	(2)%	(1)%
	TTM new customer count (millions)	9.8	9.7		9.6	9.4	9.3
	TTM repeat customer count (millions)	7.0	7.0		7.1	7.2	7.4

[5]	TTM Average Bookings per Unique Active Customer - excludes acquisitions made since Q4 2014	$73	$74		$75	$76	$77
	y/y growth	7%	7%		7%	6%	5%
	TTM average bookings per new customer (approx.)	$53	$54		$55	$56	$56
	TTM average bookings per repeat customer (approx.)	$101	$102		$103	$103	$103

[6]	Advertising & Commissions Expense - excluding acquisitions made since Q4 2014 (millions)	$65.9	$55.7	$266.4	$62.2	$83.1	$70.5	$215.8
	as % of revenue	23.0%	18.9%	21.7%	21.3%	21.8%	23.7%	22.2%

[7]	Advertising & Commissions Expense - Consolidated (millions)	$65.9	$57.1	$267.7	$63.9	$85.6	$72.1	$221.6
	as % of revenue	23.0%	16.9%	21.1%	19.1%	19.5%	21.2%	19.9%

	Revenue - Consolidated as Reported ($ millions)	$286.2	$338.2	$1,270.2	$333.9	$439.9	$339.9	$1,113.7
	y/y growth	(1)%	21%	9%	21%	19%	19%	19%
	y/y growth in constant currency	(1)%	19%	8%	21%	23%	26%	23%

	North America ($ millions)	$166.1	$179.9	$700.2	$177.7	$206.5	$189.8	$574.0
	y/y growth	2%	6%	9%	8%	9%	14%	10%
	y/y growth in constant currency	3%	7%	9%	8%	10%	15%	11%
	as % of revenue	58%	53%	55%	53%	47%	56%	52%
	Europe ($ millions)	$104.2	$142.2	$502.1	$138.4	$208.6	$133.2	$480.2
	y/y growth	(4)%	50%	11%	46%	30%	28%	33%
	y/y growth in constant currency	(7)%	43%	7%	45%	41%	44%	41%
	as % of revenue	36%	42%	40%	42%	47%	39%	43%
	Other Regions ($ millions)	$15.9	$16.1	$67.9	$17.8	$24.8	$16.9	$59.5
	y/y growth	(3)%	3%	(4)%	14%	22%	6%	15%
	y/y growth in constant currency	10%	8%	6%	13%	27%	21%	24%
	as % of revenue	6%	5%	5%	5%	6%	5%	5%

[8]	Physical printed products and other ($ millions)	$266.4	$318.7	$1,189.9	$315.1	$422.1	$322.6	$1,059.8
	Digital products/services ($ millions)	$19.7	$19.5	$80.3	$18.8	$17.8	$17.3	$53.9

	Headcount at end of period	4,494	5,127		5,336	5,859	5,839
	Full-time employees	4,370	4,901		5,040	5,203	5,534
	Temporary employees	124	226		296	656	305
	Notes:	Some numbers may not add due to rounding. Metrics are unaudited and where noted, approximate.
	Printi, Printdeal, Pixartprinting and FotoKnudsen are not included in the customer metrics above.
[1]	Orders from first-time customers in period, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen
[2]	Total order volume in period, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen
[3]	Total bookings, including shipping and processing, divided by total orders, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen
[5]
Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen

[6]	External advertising and commissions expense, excluding Printi, Printdeal, Pixartprinting and FotoKnudsen
[7]	External advertising and commissions expense for the consolidated business
[8]	Other revenue includes miscellaneous items which account for less than 1% of revenue